Exhibit 5

Wayne Wirtz	AT&T Inc.	T: 214.757.3344
Vice President - Associate	One AT&T Plaza	F: 214.486.8100
General Counsel and	208 S. Akard Street	wayne.wirtz@att.com
Assistant Secretary	Dallas, TX 75202

December 16, 2019

AT&T Inc.

208 S. Akard Street

Dallas, TX 75202

Dear Sirs:

In connection with the registration under the Securities Act of 1933 (the “Act”) of shares of Common Stock, par value $1.00 per share (the “Shares”) of AT&T Inc., a Delaware corporation (“AT&T”), I am of the opinion that:

(1) Two Hundred Million (200,000,000) Shares, which may be purchased pursuant to the terms of the AT&T Savings and Security Plan, the AT&T Retirement Savings Plan, the AT&T Puerto Rico Retirement Savings Plan, and the BellSouth Savings and Security Plan (the “Plans”) have been duly authorized, and, when the registration statement on Form S-8 relating to the Shares to be issued pursuant to the Plans (the “Registration Statement”) has become effective under the Act, upon issuance of such Shares and upon payment therefore, in accordance with the Plans and the resolutions of the Board of Directors of AT&T relating thereto, the Shares will be legally and validly issued, fully paid and nonassessable;

(2) The provisions of the Plans are in compliance with the requirements of the Employee Retirement Income Security Act of 1974 pertaining to such provisions; and

(3) AT&T has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of AT&T and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wayne A. Wirtz
Vice President - Associate General Counsel and Assistant Secretary